Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (No. 333-148951) on Form S-8 of Approach Resources Inc. of our report dated March 26, 2008 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Approach Resources Inc. for the year ended December 31, 2007.
/s/ HEIN & ASSOCIATES LLP
Dallas, Texas
March 26, 2008